Exhibit (a)(45)

THE GLENMEDE FUND, INC.

ARTICLES OF AMENDMENT

THE GLENMEDE FUND, INC., a Maryland corporation (“Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with the requirements of Section 2-605 of the Maryland General Corporation Law, the Board of Directors of the Company, pursuant to resolutions approved by unanimous written consent, has amended the Articles of Amendment and Restatement of the Company as follows:

RESOLVED, that effective upon making any necessary filings with the Maryland Department of Assessments and Taxation, the Company’s Articles of Amendment and Restatement as amended and supplemented (the “Charter”) be, and hereby is, amended to rename the authorized issued and unissued shares of the Company classified as: (1) the “Large Cap Growth Portfolio” as shares of the “Large Cap Growth Portfolio-Advisor Shares”; and (2) the “Large Cap Core Portfolio” as shares of the “Large Cap Core Portfolio-Advisor Shares; and

FURTHER RESOLVED, that the appropriate officers of the Company be, and each hereby is, authorized and empowered to cause to be prepared and to execute and deliver, and if so desired, seal any and all documents, instruments, papers and writings, and to do any and all other acts, including but not limited to executing any instrument to be filed with the Maryland Department of Assessments and Taxation (including, without limitation, Articles of Amendment and Articles Supplementary) and to changing the foregoing resolutions upon advice of the Company counsel, in the name of the Company and the Board of Directors and on their behalf, as said officer or officers determine is necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by such actions.

SECOND: The foregoing amendment to the Charter has been duly approved by the entire Board of Directors of the Company. The amendment is limited to a change expressly permitted to be made without action of the stockholders under Section 2-605 of the Maryland General Corporation Law.

THIRD: The Articles of Amendment will become effective immediately upon the acceptance of these Articles for record by the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf as of this 21st day of April, 2015.

Attest:	THE GLENMEDE FUND, INC.

/s/ Michael P. Malloy	/s/ Mary Ann B. Wirts
Michael P. Malloy	Mary Ann B. Wirts
Secretary	President

THE UNDERSIGNED, President of The Glenmede Fund, Inc. (the “Company”) who executed on behalf of said Company the foregoing Articles of Amendment to the Articles of Amendment and Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Company, the foregoing Articles of Amendment to the Articles of Amendment and Restatement to be the corporate act of the Company and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President